GLG INC.

GLG Registered Funds1

JOINT CODE OF ETHICS

1.  General Principles

As an investment adviser, GLG Inc. (the "Firm") stands in a position of trust and confidence with respect to our clients.  Accordingly we have a fiduciary duty to place the interests of client accounts before the interests of the Firm and our Employees.  In order to assist the Firm, the Registered Funds and our Employees in meeting their obligations as a fiduciary, the Firm and the Registered Funds have adopted this Joint Code of Ethics (the "Code of Ethics").  The Code of Ethics is designed with the goal of ensuring, among other things, that Covered Persons (defined below) conduct their investing activities in accordance with applicable law and in a manner where clients’ interests are placed first and foremost.  All Covered Persons are responsible for upholding the Firm’s fundamental principles of openness, integrity, honesty and trust and must conduct their activities with due skill, care, diligence, prudence and fairness.

The Code of Ethics incorporates the following general principles which all Covered Persons are expected to uphold:

•	We must at all times place the interests of our clients first.

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All personal investments must be conducted in a manner consistent with the Code of Ethics and avoid any actual or potential conflicts of interest, the appearance of a conflict,  the improper use of confidential information or the appearance of any impropriety and any abuse of a Covered Person's position of trust and responsibility.

•	Covered Persons must not trade on the basis of material non-public information.

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Covered Persons must not solicit or accept any inducement that may influence, or appear to influence, or be deemed capable of influencing their business judgment or create a conflict, or the appearance of a conflict, between their personal interests and those of the Firm or the Registered Fund.

•	Information concerning the identity of securities and financial circumstances of client accounts must be kept confidential.

•	Covered Persons must not take any inappropriate advantage of their positions at the Firm.

We (the Firm and the Registered Funds) believe that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm's and the Registered Funds' reputation and instill in Covered Persons the Firm's commitment to honesty, integrity and professionalism.  Covered Persons should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below.  Failure to comply with the Code of Ethics may result in disciplinary action, including termination of employment.

2.  Persons Subject to the Code of Ethics

The Code applies to all employees of the Firm ("Employees"), any officer of the Registered Funds and any other employee of GLG Partners Inc. and its affiliates ("GLG") who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security2 by the Registered Funds, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales  (collectively, “Covered Persons”).  Covered Persons are required to ensure that the following persons comply with the Code of Ethics: (i) the Covered Person's spouse/domestic partner, (ii) members of a Covered Person's Immediate Family3  living in the same household as the ”).  Covered Person (unless otherwise exempted by the CCO)  and (iii) any person to whom the Covered Person provides financial support or who financially supports the Covered Person or over whose investment holdings and/or accounts the Covered Person exercises direct or indirect influence or control or from whose investment holdings and/or accounts the Covered Person derives any direct or indirect economic or financial interest.

In addition, consultants, temporary employees (includes interns) or independent contractors hired for a period of 60 days or more whose duties provide them with access to the Firm’s technology, information systems, client holdings and/or trading information, in any form, may be subject to the Code of Ethics as determined by the CCO.  Although such consultants, temporary employees or independent contractors may enter into a confidentiality agreement with the Firm, they may nevertheless be subject to the Code of Ethics.  The CCO is responsible for making this determination on a case-by-case basis.  Human Resources is required to immediately inform the CCO of any consultants, temporary employees or independent contractors who will be hired for a period of 60 days or more and whose duties will provide them with access to the Firm’s technology, information systems, client holdings and/or trading information, in any form.

3.   Global Personal Investment Policy

GLG has adopted a Global Personal Investment Policy which is attached hereto as Exhibit 1 to ensure that the personal investments of Covered Persons do not conflict with any duty of care owed or service provided to its clients, and do not contravene, or give the appearance of contravening, any legal or regulatory requirement to which GLG or any individual is subject.  The Global Personal Investment Policy sets forth specific requirements and restrictions relating to personal securities transactions and investments.

4.   Requirements for Discretionary Accounts and Investment Clubs

        A.  Discretionary Account

Any account in which the Covered Person has no any direct or indirect influence or control, such as in the case of a fully discretionary investment management account, blind account, blind trust, certain other trusts whereby all investment decisions are made by a third-party who is unrelated to the Covered Person may be exempted from the Global Personal Investment Policy.  The Covered Person cannot provide instructions to or otherwise communicate with the third-party regarding any investment decisions being made in the account and there must be a written discretionary investment management agreement or similar document covering the account in order for the account to be exempted.  Any securities transactions effected outside of a fully discretionary account must comply with all of the requirements of the Global Personal Investment Policy.

All discretionary accounts must be reported to Compliance.  A copy of the executed investment management agreement or similar document covering the account must also be provided to Compliance, as well as any subsequent amendments to such agreement or document.

B.  Investment Clubs

A Covered Person may participate in an investment club or similar type of organization only if prior written approval is obtained from the CCO.  If the Covered Person can demonstrate that he/she does not participate in the investment decision-making process of the investment club or similar type of organization, then the account of the investment club may be exempt from the Global Personal Investment Policy.  An exemption from the Global Personal Investment Policy will generally not be granted if the Covered Person has influence or control over the club's or organization’s investment decisions or if the Covered Person makes up 50% or more of the club's or organization’s membership or contributes 50% or more of its capital.

5.   Pre-approval of Investments in IPOs, Limited Offerings and Registered Funds

Covered Persons must obtain pre-approval from Compliance by following the guidelines outlined in Section 7 of Exhibit 1 before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering4, a Limited Offering5 or any Registered Fund.  This pre-approval requirement is in addition to other pre-approval requirements set forth in the Global  Personal Investment Policy.

6.   Reporting Requirements

A. Brokerage Accounts

For each brokerage account, Covered Persons must ensure that the institution holding the account provides Compliance with a copy of account statements on at least a quarterly basis, and such additional information as may be requested by the Compliance.

For securities that are not included on brokerage statements (e.g., trades in private placements, hedge funds, private equity funds or GLG Funds), Covered Persons must provide in writing, information and relevant details of each transaction to Compliance.

Covered Persons are responsible for promptly reporting any new brokerage account to Compliance.  In addition, any changes to a brokerage account, including account number, name, whether the account is closed, etc. should be promptly reported to Compliance.

B. Initial and Annual Holdings Reports

Covered Persons must submit to Compliance no later than 10 days after becoming a Covered Person, a Regulatory Background Questionnaire, an Initial Personal Securities Holdings Report (in the form attached hereto as Exhibit 2) with a list of brokerage accounts and a copy of the corresponding account statements.  The account statements must be current as of a date no more than 45 days prior to the date of becoming a Covered Person, and generally include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and the principal amount of each security.

In addition, Covered Persons must disclose on the Personal Securities Holdings Report any security the Covered Person owns, that is not listed on the brokerage statements provided to Compliance  (e.g., investments in private placements, hedge funds, private equity funds or GLG Funds).

Covered Persons must also submit to Compliance an Annual Compliance Questionnaire and Certification by February 14th of each year, and disclose all brokerage accounts and securities holdings.  It is expected that most securities will be disclosed on the quarterly brokerage statements provided to Compliance.  To the extent that a Covered Person has an ownership interest in a security that is not listed on the quarterly brokerage statements, the security must be disclosed separately on the Annual Compliance Questionnaire and Certification.  The information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

7.   Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code of Ethics and the specific personal investment restrictions and reporting requirements described herein, the Code of Ethics requires all Covered Persons to comply with applicable federal securities laws and other laws that the Firm may be subject to.  It is, in particular, unlawful for any Covered Person or GLG, in connection with the purchase or sale, directly, or indirectly, by a Covered Person or GLG of "a Covered Security held or to be acquired by the Registered Fund"6:

•	To employ any device, scheme or artifice to defraud the Registered Funds;
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To make any untrue statement of a material fact to the Registered Funds or omit to state a material fact necessary in order to make the statements made to the Registered Funds, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Registered Funds; or
•	To engage in any manipulative practice with respect to the Registered Funds.

8.   Service on Boards of Directors and Other Outside Activities

An Employee's service on the board of directors of an outside company, as well as other outside activities generally, must be evaluated in the context of the Employee's duties at the Firm.  Accordingly, Employees must receive prior written consent from senior management and the CCO in order to serve on the boards of directors or in any similar capacity of any outside company.  In addition, it should be noted that any Employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

Employees must also receive prior written consent from the CCO before (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); (iii) serving on a creditors committee except as part of the Employee's duties at the Firm; and (iv) serving as an employee of another company.

9.   Gifts and Entertainment

In order to address conflicts of interest that may arise where an Employee accepts or gives gifts, favors, entertainment, social accommodations, or other items of value, the Firm has adopted a Global Gifts and Entertainment Policy which is attached hereto as Exhibit 3.

10.   Procedures to Prevent Misuse of Material Nonpublic Information

The Firm has adopted Procedures to Prevent Misuse of Material Nonpublic Information which is attached hereto as Exhibit 4 prohibiting employees from trading, either personally or on behalf of others (such as client accounts managed by the Firm), while in possession of material, nonpublic information, or communicating material, nonpublic information to others in violation of the law.  The procedures are designed to inform and assist Employees in handling the possession of material nonpublic information in order to avoid situations that may violate applicable law or create an appearance of impropriety.

11.   Books and Records.

The CCO also will ensure that all books and records relating to the Code of Ethics are properly maintained.  Such books and records include:

•	A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

•	A record of each Covered Person that currently is, or was within the past five years, required to submit reports;

•	A record of all written acknowledgements of receipt, review and understanding of the Code of Ethics from each person who is currently, or within the past five years was, a Covered Person;

•	A copy of all brokerage account statements, Initial Personal Securities Holdings Reports, Annual Compliance Questionnaire and Certification and forms submitted by Covered Persons;

•	A copy of each pre-approval form or other record submitted and whether such trade was approved or denied; and

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A record of any exception from the Code of Ethics granted by the CCO, all related documentation supplied by the Covered Person seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records will be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

12.   Reporting Violations

Every Employee must immediately report any violation of the Code of Ethics including Global Personal Investment Policy, Procedures to Prevent Misuse of Material Nonpublic Information, Policies and Procedures Relating to Transactions in GLG Partners, Inc. Securities and Global Gifts and Entertainment Policy to the CCO.  All reports will be treated confidentially and investigated promptly and appropriately.  The Firm will not retaliate against any Employee who reports a violation of the Code of Ethics (please refer to the Global Whistleblower Policy).  The CCO will keep records of any violation of the Code of Ethics, and of any action taken as a result of the violation.

13.   Acknowledgment of Receipt and Compliance

The Firm will provide each Covered Person with a copy of the Code of Ethics and any amendments hereto.  Any questions regarding any provision of the Code of Ethics or its application should be directed to the CCO.  Each Covered Person must sign the GLG Compliance Acknowledgement Form certifying among other things, that you understand and will comply with the Code of Ethics.  In addition, on an annual basis each Covered Person must sign the Annual Compliance Certification and Questionnaire certifying that they have read, understand and agree to comply with the Code of Ethics among other policies.

14.   Applicability to Directors of the Registered Funds

Sections 1, 7 and 13 of this Code of Ethics are applicable to those directors of the Registered Funds who are not "interested persons" of the Registered Funds within the meaning of Section 2(a)(19) of the 1940 Act (the "Independent Directors").  In addition, although the Independent Directors are not subject to the reporting requirements of Section 6, the Independent Directors must provide such reports if the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Registered Fund should have known, that during the 15-day period immediately preceding or after the date of the director's transaction in a Covered Security by the director, such Covered Security was being purchased or sold by the Registered Fund or such purchase or sale by the Registered Fund was being considered by the Registered Fund.

The Board of Directors of each Registered Fund (the "Board"), including a majority of the Independent Directors, must approve this Code of Ethics and any material change to the code.  The Board must base its approval of the Code of Ethics and any material changes thereon on a determination that the Code of Ethics contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct prohibited by Section 7.  Before approving the Code of Ethics, the Board must receive a certification from each of the Registered Fund and the Firm that it has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics. The Board must approve a material change to the Code of Ethics no later than six months after adoption of the material change.

15.   Administration of Code of Ethics

The Registered Funds and the Firm must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.

No less frequently than annually, the Chief Compliance Officer of each of the Firm and the Registered Funds must furnish to the Board a written report that:

1.  Describes any issues arising under its Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

2.  Certifies that the Registered Fund or the Firm, as applicable, has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics.

1 "GLG Registered Funds" include all investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"), that are advised by GLG Inc. (hereinafter, the "Registered Funds").

2 "Covered Security" means a "security" as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and shares issued by open-end registered investment companies.

3 “Immediate Family” generally means the Employee’s parents, the parents of the Employee’s spouse/domestic partner, the Employee’s brother and/or sister, the brother and/or sister of the Employee’s spouse/domestic partner, the Employee’s or their spouse/domestic partner’s children and  step children.

4 An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 ("Securities Act"), the issue of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

5 A "Limited Offering" is an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), 4(6), Rule 504, Rule 505 or Rule 506 under the Securities Act.

6 For these purposes, a "Covered Security held or to be acquired by the Registered Fund" means any Covered Security which, within the most recent 15 days, is or has been held by a Registered Fund or is being or has been considered by the Registered Fund or the Firm for purchase for the Registered Funds.

Proprietary and Confidential                                                                                                                                 July 2009

EXHIBIT 1

GLOBAL PERSONAL INVESTMENT POLICY

1.           Application & Purpose

GLG1 seeks to encourage those of its personnel2 who wish to make personal investments in financial instruments to do so for long-term investment purposes.  Short-term, high frequency, or contingent liability transactions will generally be considered to be inappropriate.  This Policy is designed to ensure that the personal investments of GLG personnel do not conflict with any duty of care owed or service provided to its clients, and do not contravene, or give the appearance of contravening, any legal or regulatory requirement to which GLG or any individual is subject.

The provisions of this policy enable GLG to monitor its personnel’s personal investing activities and maintain appropriate systems and controls to meet the standards set-out above.  This Policy applies in both letter and spirit to any “Covered Transaction” undertaken for any “Covered Account” as defined below.

Exceptions to this Policy can be given by Compliance on a case-by-case basis, in particular, Compliance may grant an exemption from these provisions in cases of financial hardship, emergency or severe market decline, provided that such exemption does not conflict with the interests of any client.

2.           Covered Persons

For the purposes of this policy, “Covered Persons” shall refer to all GLG personnel as defined herein.  US Covered Persons should refer to the definition of “Covered Persons” as stated in the GLG Inc. Code of Ethics.

3.           Covered Accounts

For the purposes of this policy, “Covered Accounts” shall refer to all discretionary brokerage accounts maintained by Covered Persons and associates in which they make or have the capacity to make “Covered Transactions” as defined below.  An ‘associate’ is any person whose business or domestic relationship with the Covered Person might reasonably be expected to give rise to a community of interest between them.  An associate will typically be an immediate family member, or other person with whom the Covered Person co-habits, but also includes any other individual over whose account a Covered Person has investment discretion or for the benefit of which a Covered Person provides investment advice.

Excluded from the definition of Covered Accounts is any account over which investment discretion is contractually granted to an independent third party.

Please note that Covered Accounts will include accounts that allow for spread bets on the value of any security, regardless of whether such facility is used.

US Covered Persons should refer to the definition of “Covered Account” as stated in the GLG Inc. Code of Ethics.

4.           Notification of Covered Accounts

Details of all Covered Accounts must be notified to Compliance upon joining GLG or on opening, and at intervals as requested by Compliance.  Duplicate statements for all Covered Accounts must be forwarded to Compliance directly by the institution with which the account is held or if not possible on receipt by Covered Persons, at least quarterly.

5.           Covered Transactions

For the purposes of this policy, “Covered Transactions” shall refer to any transactions, including but not limited to purchase, sale, exercise, novation or cancellation as appropriate of any security, as such term is normally understood, basket of securities or derivative, including spread bets, referenced thereto.

6.           Transactions Exempt from the Personal Investment Policy

The following transactions are not required to be reported and are fully exempt from the Personal Investment Policy (i.e. are exempt from pre-clearance, holding period and 5 day blackout period restrictions) unless otherwise stated.

A.           US Covered Persons

•	U.S. open-ended mutual funds not affiliated with GLG;

•	Direct obligations of the U.S. government

•	Unit investment trusts that invest in U.S. open-ended mutual funds not affiliated with GLG;

•	Currencies (however any derivative on a currency would be required to be reported);

•	Life insurance policies;

•	Money market funds; and

•
Money market instruments including, (i) bankers’ acceptances; (ii) bank certificates of deposit; (iii) commercial paper; and (iv) high quality short-term debt instruments,3 including repurchase agreements.

Reporting required

•	Derivatives (including spread bets) referenced to broad based security indices4;

•	ETFs replicating broad based security indices;

•	Commodities and Commodity ETFs;

•	Securities acquired through an automatic investment plan (however the first transaction establishing the plan is required to be pre-cleared);

•	Securities acquired through a corporate action;

•	Transactions in US 529 Plans; and

•	Transactions in municipal bonds and securities issued by Freddie Mac or Fannie Mae.

B.           UK Covered Persons

•	Open-ended regulated collective investment schemes (UCITS, Mutual Funds or equivalent, excluding such funds managed by GLG to which the section below titled Investment in GLG Regulated Funds applies);

•	Government and public authority securities issued in or by jurisdictions which are not subject to any international sanction;

•	Currencies;

•	Life policies;

•
Money market instruments including, (i) bankers’ acceptances; (ii) bank certificates of deposit; (iii) commercial paper; and (iv) high quality short-term debt instruments, including repurchase agreements (v) money market funds;

•	Derivatives (including spread bets) referenced to broad based security indices;

•	ETFs replicating broad based security indices;

•	Commodities and Commodity ETFs; and

•	Securities acquired through a corporate action.

7.           Pre-Approval of Covered Transactions

Before placing an order for a Covered Transaction, Covered Persons must receive approval from Compliance.  Approval should be requested using the online pre-approval form on the GLG intranet (http://glgln05i/Compliance/TradeApproval.aspx).  No order may be placed until written approval from Compliance has been received.

Approval is valid from receipt until the end of the next trading session on the market of trade, unless otherwise notified by Compliance.  Covered Persons who do not place an order for an approved Covered Transaction within this timeframe will be required to re-submit an online pre-approval form.

If a Covered Transaction is not approved, the Covered Person must not (except in the proper course of his employment):

•	Procure any other person to enter into such transaction; or

•	Communicate any information or opinion to any other person if he knows or ought to know that the person will, as a result, enter into such transaction or counsel or procure some other person to do so.

8.           Holding Period

A.           Non-Portfolio Management Personnel

All positions established as a result of Covered Transactions are subject to a minimum 30 calendar-day holding period calculated on a ‘first in, first out’ basis for UK Covered Persons and ‘last in, first out’ basis for US Covered Persons for positions accumulated over time.  Similarly, any position closed or reduced as a result of a Covered Transaction may not be re-established, in whole or in part, or increased for a period of 30 calendar days following the last relevant Covered Transaction.

Furthermore, Covered Persons may not exercise any option within thirty days of entering into the contract or enter into any option contract which expires within thirty days.

B.           Portfolio Management Personnel

Portfolio Management personnel (“PMs”) will be subject to an extended holding period if a Covered Transaction results in a position which is also held by any GLG Fund (or book within a Fund as appropriate) or managed account with which they are actively involved.  In such circumstances, to avoid the appearance of a conflict of interest, PMs will be required to maintain their personal interest in such Covered Transaction (including related securities) for 60 days.  Similarly, closure of the relevant Fund’s or managed account’s position will require the PM to obtain Compliance approval to maintain their personal holding.

9.           5-day Blackout Period

Covered Persons may not execute a Covered Transaction in any security in which GLG has traded on behalf of its clients in the previous 5 business days, except in accordance with one of the following exemptions, which may be granted by Compliance, or at the discretion of Compliance where it is satisfied that no conflict with client interests is likely to arise:

•	Cases of personal financial hardship, emergency or severe market decline; or

•	Covered Transactions in securities of issuers whose issued equity satisfies the following criteria:5

-	Listed in a FATF member state;

-	An accurate and reliable market price can be obtained from a public source;

-	Market capitalisation in excess of USD 1 billion;

-	Free float in excess of 15% of issued share capital; and

-	Mean daily trade volume over the previous month in excess of 0.1% of issued share capital.

10.           Additional Restrictions

The following additional restrictions on personal investment will apply.  Covered Persons may not:

•	Execute any uncovered short sale;

•	Sell an uncovered call option;

•	Sell a put option; or

•	Participate in any IPO in which GLG intends to participate for its clients.

1"GLG” means GLG Partners Inc and its consolidated subsidiaries.

2 “Personnel” includes every employee, officer, partner, director and other person having a similar status or performing similar functions or otherwise subject to the supervision and control of GLG, including officers of any investment company registered under the Investment Company Act of 1940, as amended, that is advised by GLG.

3 Generally, a high quality short-term debt instrument is defined as any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

4 A broad based security index, e.g., FTSE, S&P 500, etc., generally reflects the movement of the entire market and generally consists of  at least 30 securities in different industries.

5 Sources such as Bloomberg, Yahoo Finance or another reliable source should be used to determine whether the issuer meets these criteria.

11.           Front Running

Covered Persons may not execute Covered Transactions ahead of any transaction intended or contemplated for any client account of which they are or may reasonably be deemed to have been aware. Covered Persons are subject to confidentiality obligations to GLG and may not misuse information obtained during their employment for personal gain.

Compliance will monitor client trading around Covered Transactions to identify any situation in which a Covered Person may appear to have sought to benefit from knowledge of subsequent client transactions or in which any other conflict of interests appears to have arisen.

UK Covered Persons should refer to the GLG Partners LP Compliance Manual for further information regarding Front Running and possible penalties.

12.           Market Manipulation

Covered Persons may not execute transactions intended to distort the market such as those intended to raise, lower, maintain or cause fluctuations in the market price of any security or to create a false or misleading appearance of active trading.  Furthermore, Covered Persons may not engage in any act, practice or course of business which is fraudulent, deceptive or manipulative such as making false statements or omitting material facts with the intent of inducing another person to enter into a transaction or refrain from entering into a transaction.

UK Covered Persons should refer to the GLG Partners LP Compliance Manual for further information regarding Market Manipulation and possible penalties.

13.           Restricted Trading List

Covered Persons may not execute Covered Transactions or otherwise trade for any account over which GLG has investment discretion, in securities of issuers which appear on the Restricted Trading List, unless approved in advance by the Compliance.  An issuer may be placed on the Restricted Trading List for a variety of reasons, including that GLG may have material non-public information about the issuer, or may be considering securities of the issuer as a potential investment for client accounts.

14.           Material Non-Public Information (“MNPI”)

Covered Persons may not execute Covered Transactions in securities regarding which the Covered Person or GLG has MNPI.  GLG has established policies designed to prevent and detect the misuse of material non-public information.  Please see the GLG Partners LP Compliance Manual / GLG Inc. Code of Ethics for further information regarding mis-use of MNPI and possible penalties.

15.           Investments in Private Placements

Covered Persons are required to obtain written approval from Compliance prior to acquiring any interests in private placements, private investment funds (e.g., hedge funds), including GLG Funds and other private securities such as direct investments in private companies.  Once approved, additional capital investments in any of the foregoing (other than capital calls related to the approved investment) require a new approval from Compliance.  The sale or voluntary redemption of a security acquired in a private placement or transaction also requires prior approval.

With respect to an investment in a private placement, GLG personnel must immediately inform Compliance if they or a Covered Person, as the case may be, begin to have a relationship with the issuer other than as an investor in a private placement of the issuer. GLG Personnel are also required to immediately inform Compliance if they are considering an investment in the issuer on behalf of GLG’s clients (i.e., GLG Funds and separately managed accounts).  In such case, the proposed investment must be independently reviewed by PMs who do not have any personal interest with respect to that issuer.  In addition, GLG Personnel must inform Compliance if the issuer’s securities will be offered in an initial public offering.

16.           Investment in GLG Regulated Funds

GLG is supportive of Covered Persons who wish to make personal investments in Regulated Collective Investment Schemes for which GLG acts as investment manager (“GLG Regulated Funds”).  However, Covered Persons need to be mindful that they may be, or may appear to be, in a position which gives them a reasonable insight into the likely forward dealing price of any UCITS Fund on the current day.  As a result, the following provisions shall apply to investment in GLG Regulated Funds.

All requests to subscribe for, or redeem, shares in GLG Regulated Funds must be submitted to Compliance in accordance with the standard process described above.  Compliance will consider all requests and where appropriate provide approval for the proposed transaction.  Personnel may execute the proposed transaction three business days following the receipt of such approval.  For GLG Regulated Funds with daily liquidity, execution may occur only on the third business day following approval and approval will expire at the end of that day.  For GLG Regulated Funds with weekly or monthly dealing dates, the approval is valid from the third business day following receipt until the next scheduled dealing date (where these two dates are the same, approval expires at the end of that day).

In addition, Covered Persons must remain invested in GLG Regulated Funds for a period of at least 60 days, calculated on a ‘first in, first out’ basis for UK Covered Persons and ‘last in, first out’ basis for US Covered Persons for positions accumulated over time.

17.           Transactions in GLG Partners, Inc. Equity

GLG Partners, Inc. is the indirect owner of GLG Partners LP and GLG Inc.   GLG Partners, Inc. is publicly traded on the NYSE, and it is therefore prohibited for any Covered Person to trade in securities of GLG Partners, Inc. based on material, nonpublic information that may be learned during the course of employment.  All Covered Persons are subject to a policy entitled "Policies and Procedures Relating to Transactions in GLG Partners, Inc. Securities."

18.           Penalties and Redress

In the event of a breach of this Policy, GLG may impose disciplinary sanctions on a Covered Person or GLG personnel, including, but not limited to breaking or reversing trades, formal admonition, suspension or termination of employment. Monetary gain resulting from any activity in breach of this Policy will be required to be donated to charity.

Covered Persons should read this policy in conjunction with the GLG Partners LP Compliance Manual / GLG Inc. Code of Ethics for further information regarding possible penalties for relevant behaviour which may be in breach of any applicable legal or regulatory requirement.

If you have any questions about this policy please contact Compliance.

Proprietary and Confidential                                                                                                                                           June 2009

EXHIBIT 2

INITIAL PERSONAL SECURITIES HOLDINGS REPORT

Name of Employee	Position

Instructions

1.	All new employees must submit this report within 10 days of their date of hire.

2.	Please answer all questions in this Report with respect to any accounts or securities held directly or indirectly by:
▪	You, your spouse/domestic partner, members of your Immediate Family1 living in the same household as you.
▪
Any person to whom you provide financial support or who financially support you or over whose investment holdings and/or accounts you exercise direct or indirect influence or control such as accounts over which you have investment discretion (e.g., if you manage an account for your parents, etc) or from whose investment holdings and/or accounts you derive any direct or indirect economic or financial interest.

I.           List of Accounts that Hold Reportable Securities

1.
List all securities/brokerage accounts that hold Reportable Securities (including any public and private equity and debt; options and warrants; investments in private placements, hedge funds, private equity funds, or any fund managed by GLG).  If the accounts hold only exempt securities (which are US bonds, bank certificates of deposit, commercial paper, short term debt, money market funds, or open-ended mutual funds that are not managed by GLG), then you will report them in Section II.  Write "None" if you do not have any securities/brokerage accounts.

2.
You must attach a copy of your most recent statement for each account. You must ask your broker to send a duplicate copy of each account statement to Compliance.  Please ask them to send quarterly (not monthly) statements, if possible.

3.
For accounts where you do not have investment discretion (e.g., if a third party manager is responsible for managing the account), you do not have to provide the account statements, but you must provide acceptable proof (e.g., copy of the investment management agreement) that you do not have the right to influence or control any trading in the account.

1 “Immediate Family” generally means the Employee’s parents, the parents of the Employee’s spouse/domestic partner, the Employee’s brother and/or sister, the brother and/or sister of the Employee’s spouse/domestic partner, the Employee’s or their spouse/domestic partner’s children and  step children.

Proprietary and Confidential                                                                                                                         Amended August 2009

Name of Institution	Title of Account	Account Number	Do You Have Investment Discretion?
1.			☐ Yes ☐ No
2.			☐ Yes ☐ No
3.			☐ Yes ☐ No
4.			☐ Yes ☐ No
5.			☐ Yes ☐ No
6.			☐ Yes ☐ No
7.			☐ Yes ☐ No
8.			☐ Yes ☐ No
9.			☐ Yes ☐ No
10.			☐ Yes ☐ No

II.           List of Accounts that Hold Only Exempt Securities

1.
If you have accounts that hold only exempt securities (which are US bonds, bank certificates of deposit, commercial paper, short term debt, money market funds, or open-ended mutual funds that are not managed by GLG), please list them below.  You do not have to provide copies of statements for any accounts listed in this Section. Write "None" if not applicable.

2.	If you have bank/savings accounts that do not hold any securities, you are not required to disclose them.

Name of Institution	Title of Account
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

III.           Other Securities

Do you own any securities (e.g., private placements, hedge funds, private equity funds, GLG Funds) that are not reported on any of the accounts listed in Section I above?	☐ Yes ☐ No

If "Yes," then please list all other securities:

Name of Security	Quantity	Price Per Unit	Name of Custodian of Security (indicate "self" if no custodian)
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

IV.           Checklist

Before you submit this Report:

1.	You must attach a copy of your most recent statement for each account listed in Section I.

2.	You must ask your broker to start sending duplicate statements for each account listed in Section I to Compliance. Please ask them to send quarterly (not monthly) statements, if possible to:

GLG Inc.
Attention: Compliance Department
390 Park Avenue, 20th Floor
New York, NY 10022
Telephone: (212) 224-7231

V.  Signature

I hereby certify that this Report, the attached statements, and the duplicate account statements that I have provided to the Firm reflect all of the securities held directly or indirectly by me, my spouse/domestic partner, members of my Immediate Family living in my household, in any other non-client accounts for which I make investment decisions and as otherwise required herein.

Signature X	Date

Proprietary and Confidential                                                                                                                         Amended August 2009

EXHIBIT 3

GLG INC.

PROCEDURES TO PREVENT AND DETECT MISUSE OF

MATERIAL NONPUBLIC INFORMATION

These procedures are intended to prevent the use of material, nonpublic information by Firm personnel and to prevent, detect and correct any violations of the prohibition on insider trading.

1.           Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others, may expose you to severe penalties.  Criminal sanctions may include a fine or imprisonment.  The U.S. Securities and Exchange Commission ("SEC") can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry.  Finally, you may be sued by investors/clients seeking to recover damages for insider trading violations.

The requirements contained in these procedures apply to securities trading and information handling by officers and Employees of the Firm (including spouses/domestic partners and Immediate Family1 living in your household).  The requirements also apply to securities trading and information handling by temporary employees or, in certain circumstances, independent consultants of the Firm.

The laws that address insider trading are not always clear and are continuously developing.  An individual legitimately may be uncertain about the application of the rules in a particular circumstance.  Often, a single question can prevent disciplinary action or complex legal problems.  For these reasons, you should notify the CCO immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

2.           Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (including client accounts managed by the Firm), while in possession of material, nonpublic information, nor may any Firm Employee communicate material, nonpublic information to others in violation of the law.

2.1           What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider that information important in making an investment decision or that is reasonably certain to have a substantial effect on the price of a security.  Generally, this includes any information (either positive or negative) the disclosure of which may have a substantial effect on the price of a company's securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry.  For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, important product developments or discoveries, liquidity problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities.  Information about a significant order to purchase or sell securities or the portfolio holdings of any client account may, in some contexts, be material.  Pre-publication information regarding reports to be published in the financial press also may be material.

Material information may also include information about the trading activity of the Firm or its affiliates, and the performance of the accounts advised by the Firm or its affiliates.

2.2	What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, a news reporting service or publication of general circulation.

2.3           Identifying Inside Information

Before executing any trade for yourself or others, including any client account, you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.

•
Do not initiate further purchases or sales of the securities on behalf of yourself or others, including for client accounts.  Open orders initiated prior to receipt of the information should not be cancelled.

•	Do not communicate the information inside or outside the Firm, other than to the CCO.

•	After the CCO has reviewed the issue, a determination will be made as to whether the information is material and nonpublic and, if so, what action should be taken.

You should consult with the CCO before taking any action or engaging in any transaction.  This degree of caution will protect you, our clients and the Firm.

2.4           Contacts with Public Companies

Contacts with public companies represent an important part of our research effort.  The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues can arise, however, when, in the course of these contacts, an Employee of the Firm becomes aware of material, nonpublic information.  This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors.  Employees must also be sensitive to the risk that they could receive material nonpublic information from investors in the Funds they may have contact with who are officers or directors of a public company.  To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

2.5   Paid Consultants

As part of the research and investment process, Employees of the Firm may conduct calls or meetings with paid consultants referred by third parties (e.g., Gerson Lehrman Group, Vista Research, etc.).  These consultants may range from independent research analysts, retired personnel, or employees working in the relevant industry.  While it is permissible to utilize consultants as part of the research process, we must be particularly sensitive about the information that these consultants provide.

If, during the course of a conversation with a consultant, an Employee learns or has reason to suspect that he/she has been provided with (a) confidential or material nonpublic information and/or (b) information that a consultant furnishes to GLG or its employees in violation of a duty of trust or confidence to any person, then the Employee shall immediately notify the CCO.  The CCO will then evaluate the information and determine the appropriate remedy, if any, including restricting trading in the particular issuer(s).

Employees must be particularly sensitive when discussing a company with which a consultant was previously employed.  Factors that must be considered include the seniority of the consultant with his/her former company, the consultant's job function at the company, and the amount of time that has elapsed since the consultant ceased working for the company.

2.6           Tender Offers

Tender offers represent a particular concern under the laws governing insider trading for two reasons:  First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted Rule 14e-3 which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Firm Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

2.7           Handling of Restricted Information; Private Investments in Public Entities

The Firm may from time to time have the opportunity to receive material non-public information about companies (for example, in private offerings of securities of a publicly traded company (such offerings are commonly referred to as "PIPES").  It is possible that analysts and other Employees of the Firm will be approached by third parties (including placement agents, investment banks and prime brokers) that wish to solicit the Firm's participation in PIPES, to discuss financing of possible mergers or acquisitions, or other similar transactions.  Such events are not generally known by the public and upon revelation to the public, could have a significant effect on the price of the company's stock.  If you are contacted regarding a solicitation to participate in a PIPE or otherwise to discuss a PIPE, you are prohibited from taking in any details about the proposed transaction and you must tell the person making the solicitation that you do not want to receive any information about the transaction.  You must then refer the person directly to Compliance.  No Employee should agree to receive restricted information from any party outside the Firm without first getting permission from Compliance.  If you inadvertently receive information regarding a PIPE directly, you must contact the CCO immediately and not take any action.  In those circumstances, the CCO is responsible for determining whether such company should be placed on the Firm’s Restricted Trading List.

The Firm is committed to maintaining and enforcing its policy and procedures on the Handling of Restricted Information in order to prevent its Employees from committing a criminal offence of insider trading.  Where a third party is interested in providing the Firm with restricted information, a member of Compliance will speak to the third party to learn the name of the publicly traded company involved in the proposed transaction and other relevant details.

Emmanuel Roman, the Co-Chief Executive Officer of GLG Partners LP and  Robyn Grew, the Global Chief Compliance Officer, are responsible for approving the placement of the company on the GLG Restricted Trading List.  Upon receiving such approval, Compliance  will place the company's name on the Firm's Restricted Trading List,  inform the relevant Employee, and inform the third party that they may reveal the name of the publicly traded company and other details of the proposed transaction to the Employee.  Once the company is placed on the GLG Restricted List, an email will be circulated to all Employees and the Firm and its Employees will be prohibited from trading in any securities of such issuer.  Furthermore, once you have received the restricted information you should continue to respect the sensitive nature of it and bear in mind the danger of the information leaking to others in the market.  As such, you are prohibited from disclosing any restricted information to anyone outside of the Firm and within the Firm, you should only discuss it with Employees that “need to know”.

Typically companies or their representatives require the Firm to sign a confidentiality agreement prior to providing us with any non-public information relating to the company such as details regarding a PIPE or other transaction.  Any written or oral confidentiality agreements with companies or others relating to a PIPE or other transaction should be reviewed and approved by Legal or  Compliance prior to execution or consummation of such agreement.

Employees typically have multiple contacts within a bank, often on both the "private" and "public" sides of the “Chinese Wall”.  Once the Firm has placed an issuer on the Restricted Trading List and has received nonpublic information about that issuer, it is important for all Employees to remember that this information may not be communicated to any person at the bank who is on the "public" side of the wall.  Many of these investments banks or firms maintain internal "Chinese Walls" that divide the bank into a "private" investment banking side, and a "public" trading side.  These internal walls have important legal consequences, since they allow one side of the bank to know sensitive nonpublic information about an issuer, while also permitting the other side of the bank to trade and make markets in the securities of that issuer, without being "tainted" by the information on the other side of the wall.  If you are unsure of whether a bank employee is on the "public" or "private" side of the wall, you should contact the such bank's Compliance Department, or you should contact the original representative at the bank that first provided the information.

Failure to follow this policy can result in substantial adverse consequences for the Firm, both on a reputational and financial level.  Accordingly, nonpublic information about a company on the Restricted Trading List, as well as the fact that an issuer has been placed on GLG's Restricted Trading List which itself may be deemed to be material nonpublic information, may not be communicated to any employee of the bank that provided the information, unless you are sure that the employee is on the "private" side of the wall or is otherwise cleared to receive the information.

3.             Restricted Trading List/Watch List

The Firm, along with GLG Partners LP maintains and is subject to the Restricted List.  Companies may be included on the Restricted Trading List for a range of reasons, including the possibility that the Firm or GLG Partners LP possesses material, non-public information about the company.  Accordingly, neither the Firm nor any of its Employees may trade in securities of companies listed on the Restricted Trading List (including options, warrants, convertible securities or notes, or derivatives), unless approved by the CCO in writing.  Any determination to remove a company from the Restricted Trading List must be approved by Compliance and properly documented.

In addition to the Restricted Trading List, the Firm along with GLG Partners LP maintains and is subject to the Watch List.  The "Watch List" is different than the "Restricted Trading List."  Securities on the Watch List are principally being monitored in order to ensure compliance with various regulatory restrictions, filings, etc.  Trades in these securities may be permitted, subject to Compliance pre-approval. For example, if the Firm and GLG Partners LP collectively hold a 9.9% position in a US equity, this security would typically be on the Watch List in order to ensure that all appropriate regulatory filings would be made after crossing the 10% threshold.  In addition, companies which have announces a secondary offering would typically be added to the Watch List in order to ensure compliance with Regulation M.  Accordingly, no trades in securities on the Watch List are permitted unless you have received pre-approval from Compliance.

4.             Trading in Securities of GLG Partners, Inc.

GLG Partners, Inc. is the indirect owner of GLG Inc.  GLG Partners, Inc. is publicly traded on the NYSE, and it is therefore prohibited for any Employee to trade in securities of GLG Partners, Inc. based on material, nonpublic information that may be learned during the course of employment.  All Employees of GLG Inc. are subject to a policy entitled "Policies and Procedures Relating to Transactions in GLG Partners, Inc. Securities” attached hereto as Exhibit 4.

1 “Immediate Family” generally means the Employee’s parents, the parents of the Employee’s spouse/domestic partner, the Employee’s brother and/or sister, the brother and/or sister of the Employee’s spouse/domestic partner, the Employee’s or their spouse/domestic partner’s children and  step children.

Proprietary and Confidential                                                                                                                         Amended August 2009

EXHIBIT 4

NOVEMBER 2007

POLICIES AND PROCEDURES RELATING TO

TRANSACTIONS IN GLG PARTNERS, INC. SECURITIES

A.	Introduction

Set forth below are the Company's policies and procedures relating to transactions in securities of GLG Partners, Inc. (GLG Partners, Inc. and its subsidiaries and affiliates are collectively referred to as the "Company"). These policies supplement the Company's policies and procedures on insider trading, information barriers and personal trading contained in the Company's compliance manuals and code of ethics (including the policies of GLG Partners LP and GLG Inc.). The Company's directors, officers and employees must abide by the letter and spirit of this policy as well as the legal and regulatory requirements relating to the use and dissemination of corporate information.  You will be asked periodically to provide written acknowledgement that you have received and reviewed these policies and are in compliance with the terms and conditions set forth herein.  Questions or concerns with respect to these policies or any transaction in GLG Securities (as defined below) should be directed to the General Counsel or Compliance.

B.	Applicability

1.	Covered Persons

These policies apply to all directors, officers, employees and service providers of GLG and each of its subsidiaries and affiliates ("Covered Persons").  For purposes of these policies, the term employee is defined broadly to include every full-time, part-time and temporary employee of the Company, including consultants and independent contractors regularly providing service to the Company, which for purposes of this policy shall include all directors, officers and employees of GLG Inc. and its affiliates, and members of Laurel Heights LLP and Lavender Heights LLP.

2.	Covered Transactions and Securities

These policies apply to all transactions, including purchases, sales, pledges, loans (including margin loans) and gifts, in GLG Securities (as defined below) in which a Covered Person has a beneficial interest or over which such person exercises investment discretion or control (e.g., if the employee manages an account for his or her parents).  The policies cover all securities of the Company including common stock, preferred stock, warrants, debt securities, and any derivative thereof (collectively, "GLG Securities").  Securities in which an individual is deemed to have a beneficial interest include, without limitation, securities held individually or jointly with another person ("Personal Accounts"), and securities held by a spouse, a child residing with the employee, or a relative living in such individual's household and to whom the employee contributes support (“Related Accounts”).

C.	Legal Standards

A violation of these policies may expose both the Company and the individual involved to liability for violations of the insider trading prohibitions of the U.S. federal securities laws, the rules and regulations of the New York Stock Exchange and other U.S. self-regulatory organizations, the Market Abuse Regime of the FSA Code of Market Conduct and the Insider Trading Regime of the Criminal Justice Act 1993.  This could result in criminal prosecution as well as civil, administrative and/or regulatory fines and penalties up to three times the gain or the loss avoided.  A violation of these policies could also result in regulatory sanction and/or internal disciplinary action against the individual (including but not limited to breaking or reversing the transaction, formal admonition, suspension or termination of employment or of membership in the limited liability partnerships (Laurel Heights LLP and Lavender Heights LLP) and/or limited partnerships (Sage Summit LP, Lavender Heights Capital LP and/or GLG Partners Services LP) related to the Company).

D.	Insider Trading

1.	Prohibition on Insider Trading

Any Covered Person who possesses Material Non-public Information concerning the Company may not engage in any transactions in GLG Securities.  Nor may such person use such information for a purpose other than the purpose for which it was received.  Nor may such person tip or pass that information on to any other person for any purpose.  Even the appearance of impropriety should be avoided.

2.	Material Information

"Material" information includes information concerning the Company that a reasonable investor is likely to consider material (or important) in making an investment decision concerning GLG Securities or information reasonably certain to have a substantial effect on the price of GLG Securities.  Examples of "material information" are:

•	financial results, reports, projections or earnings;
•	proposed or pending transactions including mergers, acquisitions, and tender offers;
•	significant changes in the Company's operations or performance;
•	changes in management and other material changes;
•	performance of funds; and
•	inflows and outflows of assets under management.

3.	Non-Public Information

"Non-public" information is any information which has not been widely disseminated and digested by the investing public.  Information generally will be considered public one complete business day after it has been published or otherwise generally made available to the public.

E.	Transactions by Covered Persons

1.	No Trading while in Possession of Material Non-Public Information

No Covered Person may engage in any transactions in GLG Securities while in possession of Material Non-public Information concerning the Company.

2.	Black Out Period

The Company may prohibit all transactions in GLG Securities by all Covered Persons during certain "Black Out Periods."  There will be initially a Company-wide Black Out Period beginning June 1 and December 1 of each year and ending the first business day after release of the second and fourth quarter earnings in July and January, respectively.  The Company may announce additional or amended Black Out Periods or may impose such a restriction through the pre-clearance process set forth below.  Black Out Periods could reflect significant corporate events or other business circumstances that would warrant a limitation on all trading activity.

3.	Holding Period

Short-term speculation in GLG Securities is prohibited.  Covered Persons must hold GLG Securities for a period of no less than thirty calendar days before selling those securities.  A longer holding period may be applicable to directors and key executive officers as set forth in paragraph F-3 below.

4.	Limitations on Certain Transactions

Notwithstanding anything herein to the contrary, the following transactions are prohibited:

a.	short sales of GLG Securities (including short sales against the box);

b.	the writing of uncovered puts and calls on GLG Securities;

c.	the purchase of put options on GLG Securities; and

d.	the purchase or sale of swaps and other derivative instruments to create "synthetic" short positions in GLG Securities.

5.	Permitted Option Strategy

The writing of covered calls and purchase of call options on GLG Securities may be engaged in by Covered Persons.  The close out of these positions will be subject to this policy.

6.	Pre-Clearance

Covered Persons must pre-clear all transactions in GLG Securities through Compliance in London and New York, pursuant to the personal trading pre-clearance procedures established in those offices.  For all other Covered Persons who do not work in these offices (including the directors of GLG Partners, Inc.), pre-clearance requests must be sent directly to the General Counsel using the attached request form.  Failure to obtain pre-clearance of any transaction in GLG Securities will be viewed as a serious breach of these policies.  Any failure to comply with this requirement could lead to internal corporate discipline including but not limited to formal admonition, suspension or termination of employment or of membership in the limited liability partnerships (Laurel Heights LLP and Lavender Heights LLP) and limited partnerships (Sage Summit LP, Lavender Heights Capital LP and/or GLG Partners Services LP) related to the Company, which comprise the Company’s limited partner profit share arrangement.

7.	Prohibition on Indirect Transactions

If a Covered Person is precluded by these policies from entering a transaction directly for his own account, he must not procure any other person to enter into such transaction or communicate any information to any other person if he has reason to believe that that person will enter into such transaction directly or indirectly.

F.	Transactions by Certain Restricted Persons

1.	Restricted Persons

Members of the Board of Directors of GLG Partners, Inc., key management personnel and certain members of the finance and legal departments often may posses Material Non-public Information regarding the Company.  All such directors and the officers and employees who have been so designated by written notice are considered to be "Restricted Persons".  Restricted Persons (i) may engage in transactions in GLG Securities (to the extent permitted by these policies) only during a Window Period (as defined below) and (ii) must pre-clear all trades in GLG Securities during the Window Period through the General Counsel ("Pre-clearance").  From time to time, all trading by Restricted Persons, even during a Window Period, may be restricted due to developments in the Company's business, results of operations or financial condition.  Persons who are Restricted Persons will be notified by the Company.  These restrictions also apply to transactions in any Related Account.

2.	Window Periods

The following are Window Periods:

Earnings Period	Beginning	End
Year End Earnings	One Complete business day after release of year end earnings (typically late January or early February).	March 31
First Quarter Earnings	One complete business day after release of first quarter earnings (typically late April or early May).	May 31
Second Quarter Earnings	One complete business day after release of second quarter earnings (typically late July or early August)	September 30
Third Quarter Earnings	One complete business day after release of third quarter earnings (typically late October or early November)	November 30

3.	Additional Legal Requirements for Directors and Executive Officers

In addition to the Pre-clearance and Window Period requirements applicable to Restricted Persons, directors and executive officers of GLG may be subject to the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, which restricts sales by certain insiders within six months of purchase.  Restricted Persons may also be subject to the provisions of Rule 144 under the Securities Act of 1933 upon resale of the securities.  The General Counsel will assist in the preparation and filing of appropriate regulatory reports regarding such transactions.  Please note, however, that the legal obligation to file such reports rests on the individual director or officer.  A separate memorandum on Section 16 and Rule 144 will be distributed to the appropriate persons.

G.	Pre-clearance

1.	Process

Covered Persons must pre-clear all transactions in GLG Securities through Compliance in London and New York, pursuant to the personal trading pre-clearance procedures established in those offices.  For all other Covered Persons covered who do not work in these offices (including the directors of GLG Partners, Inc.), pre-clearance requests must be sent directly to the General Counsel using the attached request form.

Compliance will confirm, among other things, that the Covered Person does not possess Material Non-public Information regarding the Company, that the person has held the securities for the appropriate period of time, and that no general Blackout Period is in effect.  If the person is also a Restricted Person, Compliance will also confirm that the transaction falls within an appropriate Window Period and meets any additional restrictions on that person's activities.

2.	Denial

The fact that a Covered Person was denied Pre-clearance approval itself should be treated as Material Non-public Information.  Such Covered Person may not disclose this information to any other person except on a "need to know" basis.

3.	Time for Execution

A Covered Person must effect all pre-cleared transactions by the end of the next business day following the date of receipt of Pre-clearance.  However, as indicated above, a Covered Person may not effect such transactions while in possession of Material Non-public Information even if that trade has been pre-cleared.  Thus, if a Covered Person comes into possession of Material Non-public Information after receiving pre-clearance but before such person effects the purchase or sale, the person must withdraw the order.  Written evidence that a pre-cleared transaction has been effected or not effected should be provided in accordance with the personal trading policies in London and New York.

H.	Exceptions

1.	10b-5-1 Plans

SEC Rule 10b-5-1 provides a so-called "safe harbor" from insider trading liability for trades made pursuant to a pre-arranged trading plan that meets the specified conditions set forth in the rule.  All 10b5-1 Plans should be identified to and pre-approved by the General Counsel.

2.	Undue Financial Hardship

Under certain extenuating circumstances, including undue financial hardship, the Company may consider waiver of the Holding Period for a Covered Employee or Window Period requirement for a Restricted Person.  Any Covered or Restricted Person requesting such a waiver should seek approval from the General Counsel in writing.

3.	Discretionary Accounts

Covered Persons do not need to pre-clear transactions undertaken for a Personal Account or Related Account (outside of GLG) where complete discretion over such account has been turned over to a third party and there is no prior communication with the Covered Person in relation to such transaction.  However, the Covered Person must notify the General Counsel of the details of such an account and provide certification from the third party confirming that all investment discretion is held by the third party, and that the Covered Person has no authority or ability to direct transactions for that account.

I.	Prohibition on Solicitation of Transactions by Customers

The rules and regulation of the SEC, NYSE and the NASD generally do not permit GLG or its employees to recommend any transaction in GLG Securities for the account of any customer, such as a GLG Fund or managed account.  Therefore, all solicitations or recommendations of GLG Securities are prohibited.

J.	Prohibition on Effecting Transactions in Discretionary and Managed Accounts

Transactions in discretionary or managed accounts will be deemed to be solicited transactions pursuant to the above paragraph absent written direction from the client.  Transactions may not be effected in GLG Securities for any managed or discretionary account, except if made in accordance with paragraph L below.  Fund managers must work with the General Counsel to develop a plan for handling any pre-existing position in GLG Securities held in a managed or discretionary account prior to the adoption date of these policies and procedures.

K.	Prohibition on Effecting Transactions in GLG Funds

Transactions in GLG Funds will be deemed to be solicited transactions pursuant to the above paragraph and present other conflict of interest issues.  Transactions may not be effected in GLG Securities for any GLG Fund.  Fund managers must work with the General Counsel to develop a plan for handling any pre-existing position in GLG Securities held in a GLG Fund prior to the adoption date of these policies and procedures.

L.	Effecting Transactions on a Non-Discretionary Basis

Transactions in non-discretionary accounts or transaction requested by the client in a discretionary account are excepted from the pre-clearance and blackout rules described above; provided either (i) the transaction is effected upon the prior written direction of the client (which may be in the form of an email) and a copy of such direction is filed with Compliance on the same day on which the transaction is effected or (ii) in the unusual circumstance were a prior written direction from the client cannot be obtained, the transaction is pre-approved by the General Counsel (or the person designated by the General Counsel). Non-discretionary transactions remain subject to the prohibitions described in paragraph I above related to recommendations.

Acknowledgement
TO:  __________________

I hereby acknowledge that I have received a copy of the Policies and Procedures Relating to Transactions in GLG Partners, Inc. Securities dated November 2007.  I have read and understand these policies and procedures and agree to comply with all of the terms and conditions contained therein.  I understand that failure to comply with these policies could result in regulatory sanction and/or internal disciplinary action (including but not limited to formal admonition, suspension or termination of employment or of membership in the limited liability partnerships (Laurel Heights LLP and Lavender Heights LLP) or limited partnerships (Sage Summit LP, Lavender Heights Capital LP and/or GLG Partners Services LP) related to the Company, as well as criminal and civil penalties and fines).

Name:     ___________________________

Signature:    _________________________

Date:   _____________________________

EXHIBIT 5

GLOBAL GIFTS AND ENTERTAINMENT POLICY

1.           Statement of Policy

It is GLG’s1 policy that personnel2 must not solicit or accept any inducement that may influence, or appear to influence, or be deemed capable of influencing their business judgment or create a conflict, or the appearance of a conflict, between their personal interests and those of GLG.  Similarly, personnel must not offer or give any inducement that would place their client or their client's employees in a similar position.  Accordingly, personnel must not accept, either for themselves, their families or friends, any favour, gift or other gratuity from any person or entity which has or is seeking business with GLG in circumstances which may affect or appear to influence their business judgment or in any way compromise their ability to act solely in GLG's and its clients’ interest.  In particular, personnel are prohibited from offering or giving, and from soliciting or receiving, either cash, cash convertible gifts or any object of significant value as further described herein.

Personnel should be aware that it may be inappropriate for certain persons to accept or provide any gift, meal or entertainment.  Specifically, government officials (including state and local officials) or employees, foreign government officials or employees, public servants, employees or officials of an exchange, regulated persons, employees of a pension plan, employees of a benefit plan, union officials and others may be subject to strict codes of conduct or legal restrictions from accepting or providing any gift, meal, or entertainment.  Furthermore, personnel are prohibited from making an offer, payment, promise to pay or authorize the payment of any money or anything or value to a foreign official for purposes of obtaining or keeping business as further described in the Anti-bribery and Corruption Policy.

GLG has developed this policy and the following procedures to manage the conflict of interest that may arise with regards to gifts and entertainment.

2.           Accepting Gifts and Entertainment

2.1           Soliciting/Receiving Entertainment, Gifts, Favours and other Benefits

Personnel must not solicit business-related entertainment, gifts, favours or other benefits either from third parties or from personnel of GLG. Personnel may accept gifts only if the value involved is small (less than £100 in the UK or equivalent or $100 in the US) and thus will not appear to place the recipient under any obligation to the donor.   Personnel may accept business-related entertainment and meals that are ordinary and usual.  Entertainment received without the company of the host is considered a gift and should be treated as such.

2.2           Accepting Gifts

Personnel are permitted to receive appropriate gifts, souvenirs, or other similar items.  However, personnel may not receive any gift of cash or cash equivalents (such as gift certificates and gift cards).  The following guidance should be followed:

Gifts over a notional value of £100 or equivalent or $100 in the US (hereinafter “£100/$100”) require Compliance written approval before acceptance.

▪	Personnel may not receive gifts from a single person or company with a total value higher than £100/$100, calculated on an annual basis, unless pre-approved in writing by Compliance.

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It should be noted that gifts can take many forms, including special deals, reduced rates, and other similar discounts or incentives.  All such matters must be discussed with Compliance before accepting.

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In determining the value of a gift, the higher of face value or the fair market value paid for the gift should be used.  For example, if tickets to a concert have a face value of £75/$75, but the donor paid £100/$100, then the value of the gift would be £100/$100.

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If a gift is given to multiple people, each recipient is permitted to receive up to £100/$100 of value from the gift.  For example, if the office receives a lunch valued at £1,000/$1,000, and there are 25 people in the office, then each person would be deemed to receive a gift of £40/$40.

Personal Gifts.  The gift limit restrictions in this policy do not apply to personal gifts received from business acquaintances, such as wedding gifts or birthday gifts.  Personal gifts must be paid for by the personal donor, and not by the donor's firm.  GLG may consider other factors, such as the length of your relationship with the donor, in determining whether a gift counts as a "personal gift."  If you have any questions about what constitutes a personal gift, you should contact Compliance.

Logo Items.  Promotional items that have been branded with a company's logo, such as pens, golf balls, tote bags, etc. are considered to not have the intrinsic value of the gift pre-branding and therefore do not count towards the gift limits UNLESS the gift is clearly of high value (over £100/$100).  Please contact Compliance if you require clarification on a case by case basis.

2.3           Accepting Entertainment, Meals or Business Events

Personnel are permitted to accept entertainment, meals or attend business events as long as they are appropriate and proportionate.  While there is no limit on the number of events personnel may attend with a particular business associate, if the aggregate value of the entertainment may raise concerns of impropriety or inappropriateness, you should consult Compliance.  The business relationship providing the entertainment must be present at the event; otherwise it will be considered a gift.

▪	Entertainment received with a value of over £150 in the UK or equivalent or $250 in the US per person must be disclosed to Compliance.

▪	Flights and hotel expenses are not permitted to be paid by any business associate without written pre-approval from Compliance.

3.           Offering Gifts and Entertainment

Gifts and ordinary and usual business entertainment may be offered and given provided there is no intention or likelihood that they would affect or appear to influence the business judgment of the recipient or place the recipient under any obligation to GLG.

Ordinary and usual business entertainment may be offered only if it is to be provided in the company of GLG personnel.

All gifts given from GLG must be approved in writing by the individual’s manager and no gifts will be reimbursed if provided in any other way.  Compliance must pre-approve in writing any gift which exceeds a value of £100/ $100 in the aggregate per recipient per year.  A manager may, however, give an ongoing approval for a limited number of routine items such as business-related lunches not exceeding a predetermined value set at the manager's discretion.

In all other cases, the manager shall consider the reasonableness and propriety of the benefit in question having regard to its nature and the circumstances in which it is being offered, including local customs and practices in the case of foreign countries, to determine whether it could be regarded as an improper inducement.

Examples of items that may be considered improper inducements include, but are not limited to, gifts of expensive watches or jewellery, the provision of air tickets or hotel accommodation, tickets to exclusive or sought after events, etc.

From time to time, situations may arise that are unclear. All cases of doubt must be referred to Compliance and may also be discussed in advance with senior management at the recipient.

In no circumstances may personnel charge to GLG's account any gift he/she has purchased for himself/herself or other GLG personnel.

3.1           Government Officials and other Restricted Persons

This section of the Policy should be read in conjunction with the Anti - bribery & Corruption Policy.

Personnel should be aware of any restrictions the recipient of a gift, meal or entertainment may be subject to due to their position or role prior to providing such gift, entertainment or meal.  It may be inappropriate for personnel to provide gifts, entertainment or meals to government officials (including state and local officials) or employees, foreign government officials or employees, public servants, employees or officials of an exchange, regulated persons, employees of a pension plan, employees of a benefit plan, union officials and others.  It should be noted that in the US, many state and local officials are either prohibited from accepting gifts, entertainment or meals or have specific value limits.

Any gifts, entertainment or meals to be provided to or accepted from a government official (including a state or local official), foreign official, public servant or other government employee must be approved prior to offering or accepting such gift, entertainment or meal.

3.2           US Labor Unions

Any gifts, entertainment or meals provided to union officials or labor organizations in the US must be promptly reported to Compliance.  Personnel are prohibited from providing gifts, entertainment or meals to any one union, union official, union employee or union agent in any fiscal year that in the aggregate had a value of $250 or more or that is related to the recipient’s status in the labor organization.3

3.3           Foreign Officials

Personnel are prohibited from offering or promising anything of value, whether directly or indirectly, to a government or public official or a political candidate, party or party official, in order to obtain, retain or direct business or to secure any other improper advantage in the conduct of business.  Furthermore, personnel are prohibited from demanding or accepting anything of value by such a person, as a condition to conferring business or other improper advantage whether directly or indirectly.

It should be noted that the business to be obtained or retained by GLG does not need to be with the foreign government in order for the above to be prohibited.

Furthermore, GLG is responsible for the actions of intermediaries that may be acting on its behalf.  In that regard, it is important that GLG conducts appropriate due diligence and takes any necessary precautions with third party intermediaries acting on its behalf to ensure that such third party is reputable.  There are a number of “red flags” GLG personnel should be aware of when negotiating a business relationship with a foreign entity, including unusual payment patterns or financial arrangements, a history of corruption in the country,  a refusal by the foreign business partner to provide a certification that it will not take any action in furtherance of an unlawful offer, promise, or payment to a foreign public official and not take any act that would cause GLG to be in violation of the UK Anti-Terrorism, Crime and Security Act 2001, the US Foreign Corrupt Practices Act 1977 or other applicable international law, unusually high commissions, lack of transparency in expenses and accounting records, apparent lack of qualifications or resources on the part of the foreign business partner to perform services offered and whether the foreign business partner had been recommended by an official of the potential government customer.

It should be noted that facilitating or expediting payment to a foreign person for the purpose of expediting or securing the performance of a routine government action by a foreign person is permitted.

Personnel must immediately contact Compliance if they become aware of any potential activities described above involving the bribing of a foreign person.

4.           Reporting of Gifts/Entertainment

All gifts received by personnel must be disclosed on the Gifts & Entertainment Declaration Form.  All gifts given by personnel that exceed £100/$100 in the aggregate per recipient per year must also be pre-approved in writing by Compliance.  All entertainment provided to personnel with a value greater than £150 in the UK or $250 per person in the US must be disclosed to Compliance.

The following information should be maintained for all gifts received or given:

▪	Whether the benefit was given or received.

▪	A description of the benefit/gift and an approximation of its cost or value.

▪	The date on which it was given or received.

▪	The names and company name of the donor or recipient, as applicable

▪	The name of the relevant GLG individual.

▪	Whether the donor was present at the time the benefit/gift was enjoyed, if applicable.

▪	Any additional notes as appropriate.

1 “GLG” means GLG Partners, Inc. and its consolidated subsidiaries.

2 For purposes of this policy, “personnel” is not a legally defined term but includes every  employee, officer, partner, director and other person having a similar status or performing similar functions or otherwise subject to the supervision and control of GLG.

3  Form LM-10 is required to be completed if the total value of any gifts, entertainment or meals provided to any one union, union official, union employee or union agent exceeds $250 in a given fiscal year or if they are related to the recipient’s status in the labor organization regardless of the value.

Proprietary and Confidential                                                                                                                                January 2009

5.           Political Contributions

5.1           GLG

Personnel are prohibited from making or soliciting political contributions to an elected official or to any election or campaign or candidate on behalf of or in the name of GLG without the prior written approval of Compliance in London or New York.  In addition, under no circumstances are personnel permitted to make political contributions to elected officials or other government officials for the purpose of obtaining or retaining business or otherwise influencing such official with regards to an act or decision of such government.

5.2           Personal

▪	Personal contributions to US presidential, senate, or congressional candidates are permitted, subject to federal campaign contribution laws.
▪	If individual personnel or their spouses wish to contribute more than $250 to any one state or local official per election, the contribution must be pre-approved in writing by Compliance in New York.

6.           Other Matters

6.1           Corporate Events

All requests for expenditure regarding corporate events must be coordinated with and approved by senior management.

6.2           Corporate Philanthropy

All requests for GLG to support a charitable organization must be submitted to senior management.  All requests must be accompanied by a completed request form and written back-up of the request (e.g., client or charity solicitation letter, full proposal, etc.).  No pledge or commitment of support should be given on behalf of GLG unless approved in writing.

6.3           Referrals

Personnel may not make referrals to clients (e.g., accountants, attorneys) if they expect to personally benefit in any way from the referral.

If you have any questions about this policy or its application, contact Compliance.

Proprietary and Confidential                                                                                                                                January 2009